UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. ______)

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[   ]           Definitive Additional Materials

[   ]           Soliciting Material Under Rule 14a-12

IntegraMed America, Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 26, 2012

Dear Stockholder:

It is my pleasure to invite you to the 2012 Annual Meeting of Stockholders of IntegraMed America, Inc.  The meeting will be held at 10:00 a.m. (local time) on Tuesday, June 5, 2012, at the Company’s corporate offices at Two Manhattanville Road, 3rd Floor, Purchase, New York 10577.

The Notice of Annual Meeting of Stockholders and the Proxy Statement describe the items of business to be conducted at the meeting.  You will also have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find detailed information about the Company in the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

We hope you can join us on June 5, 2012.  Whether or not you can attend, please read the enclosed Proxy Statement.  When you have done so, please mark your votes on the enclosed Proxy Card, sign and date the Proxy Card, and return it in the enclosed envelope.  Your vote is important to the Company, so please return your Proxy Card promptly.

Sincerely,

[

Jay Higham
Chairman, President  & Chief Executive Officer

INTEGRAMED AMERICA, INC.
Two Manhattanville Road
Purchase, New York 10577

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Tuesday, June 5, 2012

To the Stockholders:

Notice is hereby given that the Annual Meeting of the Stockholders of IntegraMed America, Inc. (the "Company") will be held on Tuesday, June 5, 2012 at 10:00 a.m. local time, at the Company's headquarters, Two Manhattanville Road, 3rd Floor, Purchase, New York 10577.  The meeting is called for the following purposes:

1.      To elect each of the six nominees named in the accompanying Proxy Statement (or, if necessary, any substitute nominees selected by the Board of Directors) as a director, each to serve until the 2013 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.

2.      To ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for 2012.

3.      To approve, on an advisory basis, the compensation of our named executive officers.

               4.      To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on Friday, April 13, 2012 are entitled to notice of, and to vote at, the meeting.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is being provided with this Notice of Annual Meeting of Stockholders and Proxy Statement and is available online as indicated below.

All stockholders are cordially invited to attend the meeting.  However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy Card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned the Proxy Card.

Claude E. White
Vice President, General Counsel & Secretary

April 26, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 5, 2012 – Our Proxy Statement, Proxy Card and Annual Report to Stockholders are available at http://www.integramed.com under the heading “Investors –Annual Meeting”

INTEGRAMED AMERICA, INC.
Two Manhattanville Road
Purchase, New York 10577
914-253-8000

PROXY STATEMENT

For the Annual Meeting of Stockholders
To Be Held on Tuesday, June 5, 2012

Solicitation of Proxy

This Proxy Statement is furnished to stockholders of IntegraMed America, Inc. (the “Company”) in connection with the solicitation by the Company’s Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company (“Annual Meeting”) to be held at the Company’s principal executive offices at Two Manhattanville Road, 3rd Floor, Purchase, New York 10577 on Tuesday, June 5, 2012 at 10:00 a.m., and any postponements or adjournments of the Annual Meeting.

Mailing Date

This Proxy Statement and the Proxy Card are first being sent or given to stockholders on or about April 26, 2012.

Who Can Vote — Record Date

The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is April 13, 2012.  Each of the 11,986,713 shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Company issued and outstanding on the record date is entitled to one vote at the Annual Meeting.

How to Vote

If at the close of business on April 13, 2012 your shares of Common Stock were registered directly in your name with the Company’s transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or you may vote by mailing in your Proxy Card. Whether or not you plan to attend the Annual Meeting in person, we urge you to complete, sign, date and mail your Proxy Card to ensure that your vote is counted.

If at the close of business on April 13, 2012 your shares of Common Stock were held in “street name”, you must vote your shares of Common Stock in the manner prescribed by your broker.  You are invited to attend the Annual Meeting; however, you may not vote your shares of Common Stock in person at the Annual Meeting unless you request and obtain a valid proxy from your broker.

When voting for Directors, you may specify whether your shares should be voted for all, some, or none of the nominees for director.

If you sign and return the proxy card, but do not specify how you want to vote your shares, we will vote your shares as follows: “FOR” the election of all nominees for director as set forth under “Election of Directors For a Term of One Year,”  FOR” the ratification of the auditors as set forth under “Ratification of Our Appointment of Our Independent Auditors” and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers set forth under “Advisory Approval of the Compensation of Our Named Executive Officers.”

 Revocation of Proxies

You may revoke your Proxy at any time before it is exercised in any of three ways:

(1)	by submitting written notice of revocation to the Company’s Secretary, which must be received prior to the Annual Meeting;

(2)	by submitting a new Proxy by mail that is dated later in time and properly signed; or

(3)           by voting in person at the Annual Meeting.

Quorum

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will exist if the holders of a majority of the votes entitled to vote at the Annual Meeting are present, in person or represented by proxy.  Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Required Vote

Election of Directors.  Nominees receiving a plurality of the voted shares, whether present or represented by proxy, at the Annual Meeting will be elected directors.  This means that nominees receiving the greatest number of votes will be elected to serve as directors. Abstentions and broker “non-votes” are disregarded in determining whether a plurality of votes have been cast in favor of a nominee.  If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and such person as shall be designated by the Board to replace any such nominee.  However, the Board of Directors does not anticipate that this will occur.

Ratification of Auditors.  An affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of the auditors.  Abstentions and broker “non-votes” will have the same effect as a vote “AGAINST” the ratification.

Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers.  Because the proposal to approve the compensation of our named executive officers is an advisory vote, there is technically no minimum vote requirement for this proposal.  Accordingly, abstentions and broker “non-votes” will have no effect on the outcome of this proposal.

Effect of Not Casting Your Vote

Under NASDAQ rules, none of the matters to be voted upon, other than the ratification of EisnerAmper LLP as our independent auditors for 2012, are considered routine matters and brokers will not be permitted to vote on such matters if the beneficial owners fail to provide voting instructions.  Accordingly, if you are a stockholder of record and you do not cast your vote, no votes will be cast for the election of directors or the advisory approval of the compensation of our named executive officers on your behalf at the Annual Meeting.  However, brokers will have discretion to vote uninstructed shares on the ratification of EisnerAmper LLP as our independent auditors for 2012.  As stated above, abstentions and broker “non-votes” will have no effect on the outcome of the election of directors or the advisory approval of the compensation of our named executive officers, but will have the same effect as a vote “AGAINST” the ratification of EisnerAmper LLP as our independent auditors for 2012.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days of the Annual Meeting.

Other Business

The Company does not intend to bring any business before the Annual Meeting other than that set forth in the Notice of Annual Meeting and described in this Proxy Statement.  However, if any other business should properly come before the Annual Meeting, the persons named in the enclosed proxy card intend to vote in accordance with their best judgment on such business and any matters dealing with the conduct of the Annual Meeting pursuant to the discretionary authority granted by your proxy.

SECURITY OWNERSHIP

The following table sets forth, as of April 16, 2012, certain information concerning the stock ownership of all persons known by the Company to own beneficially 5% or more of the shares of Common Stock, each director, each executive officer named on the "Summary Compensation Table," and all directors and executive officers of the Company as a group.  Except as indicated in the footnotes to this table, we believe that each person has sole voting and dispositive power with respect to all shares attributable to such person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Common Stock Outstanding

Peter R. Kellogg	3,221,286	(2)	26.87%
IAT Reinsurance Company Ltd.
120 Broadway
New York, NY 10271 Diamondback Capital Management, LLC One Landmark Square, 15th Floor Stamford, CT 07901	905,040	(3)	7.55%

Blue Line Catalyst Fund IX, L.P.	742,490	(4)	6.19%
c/o BlueLine Management Company
319 Diablo Road, Suite 200
Danville, CA 94526

Officer and Director Stock Ownership

Jay Higham	235,409	(5)	2.0%
Timothy P. Sheehan	24,913		*
Scott Soifer	64,091	(5)	*
Daniel P. Doman	46,126	(5)	*
Andrew Mintz(7)	9,685		*

Gerardo Canet	47,730		*
Michael C. Howe	5,586		*
Wayne R. Moon	61,698		*
Lawrence J. Stuesser	80,556		*
Elizabeth E. Tallett	99,100		*
Yvonne S. Thornton, M.D.	23,556		*

All executive officers and directors
as a group (13 persons)	710,577	(6)	5.9%
______________

*	Represents less than 1% of outstanding shares of Common Stock.

(1)
For the purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

(2)
Based on a Form 4 filed with the Commission on March 2, 2010.  Represents 202 shares of our Common Stock owned by Peter R. Kellogg and 3,221,084 shares of our Common Stock owned by IAT Reinsurance Company Ltd. (“IAT”). Peter R. Kellogg is the sole owner of IAT’s voting stock.

(3)
Based on a Schedule 13G filing made on January 9, 2012 with respect to the Common Stock owned by Diamondback Master Fund, Ltd. as of December 31, 2011. Diamondback Capital Management, LLC is the investment manager of Diamondback Master Fund, Ltd. and DBMC Partners, LLC is the managing member of Diamondback Capital Management, LLC and, accordingly, they may be deemed the beneficial owner of the 905,040 shares of Common Stock beneficially owned by Diamondback Master Fund, Ltd.

(4)
Based on an amendment to Schedule 13D filing made on January 9, 2012 with respect to the Common Stock owned by BlueLine Capital Partners, L.P., BlueLine Capital Partners II, L.P., BlueLine Capital Partners III, L.P., BlueLine Catalyst Fund IX, L.P., BlueLine Partners, L.L.C., and BlueLine Partners II, L.L.C. as of December 31, 2011. The Reporting Entities may have been deemed to be a "group" under Section 13(d) of the Securities Exchange Act and accordingly each Reporting Person may have been deemed to have beneficial ownership of the Common Stock.

(5)	Includes exercisable options to purchase shares of our common stock within 60 days of April 16, 2012 as follows: Jay Higham — 53,948; Daniel P. Doman — 21,937; and Scott Soifer — 18,598.

(6)
Includes 94,483 exercisable options to purchase shares of our common stock within 60 days of April 16, 2012.  The address for each of our executive officers is c/o IntegraMed America, Inc., Two Manhattanville Road, Purchase, NY  10577.

(7)	Andrew Mintz resigned as President, Attain Fertility Centers Division, of the Company effective December 31, 2011.

Proposal 1

ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR
(Item 1 on your proxy card)

Each of the nominees is currently a director of the Company.  The Board of Directors recommends that the persons named below be elected as directors of the Company and it is intended that your proxy will be voted for the election as directors of the six persons named below, unless your proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.  However, in the event that any nominee should become unable or unwilling to serve as a director, your proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

The following sets forth the names and ages of the six nominees for election to the Board of Directors, their respective principal occupations or employments during the past five years, the period during which each has served as a director of the Company and additional information considered in connection with the nomination of the directors for election as directors at the Annual Meeting.

Jay Higham (53) became President and Chief Executive Officer of the Company, effective January 1, 2006 and Chairman of the Board of Directors on January 1, 2011. Mr. Higham was President and Chief Operating Officer of the Company since June 2004. He was appointed a director of the Company, effective January 24, 2006.  In October 1994, Mr. Higham joined the Company as Vice President of Marketing and Development and in January 1999, was promoted to Senior Vice President of Marketing and Development.  Mr. Higham currently serves as a board member of Stamford Health System, a non-profit health care system in Stamford, Connecticut and as a board member of Nixon Uniform Services, Inc., a medical apparel and linen rental company based in New Castle, Delaware.  Mr. Higham earned a B.S. in Psychology from the University of Rochester and an M.H.S.A. from George Washington University. As a result of his current position as Chairman of the Board, President and Chief Executive Officer of the Company, Mr. Higham brings to the Board an extensive knowledge of the Company’s business and operations.

Gerardo Canet (66) served as Chief Executive Officer of the Company from February 14, 1994 to December 31, 2005 and has been a director of the Company since February 14, 1994. Mr. Canet resigned as Chief Executive Officer effective December 31, 2005, and served as Chairman of the Board through December 31, 2010 and as a consultant to the Company through December 31, 2009.  Mr. Canet has been a director of Dendreon Corporation since December 1996. He earned a B.A. in Economics from Tufts University and an M.B.A. from Suffolk University. Mr. Canet’s extensive knowledge of our business and his former positions as our Chairman of the Board and Chief Executive Officer of the Company, brings substantial value to the Board.

Michael C. Howe (59) became a director of the Company in July  2011.  Since 2008, Mr. Howe has been the principal of Howe Associates, Inc. a management consulting company in Minneapolis. From 2005 to 2008, Mr. Howe was CEO of MinuteClinic. From 1999 to 2004, Mr. Howe served as CEO of Arby’s. Mr. Howe has also held various senior level positions at companies including Triarc Restaurant Group, PepsiCo and Procter & Gamble.  He currently serves as a senior advisor of Irving Place Capital, a private equity firm.  He earned his Bachelor’s degrees in Business Administration and Accounting from the University of Minnesota at Duluth. Mr. Howe brings to the Board extensive experience in retail health care, strategic vision and building nationally recognized brands, a valuable asset as the Company continues its growth.

Lawrence J. Stuesser (70) became a director of the Company in April 1994.  Since June 1999, Mr. Stuesser has been a private investor. From June 1996 to May 1999, Mr. Stuesser was the President and Chief Executive Officer and a director of Computer People Inc., the U.S. subsidiary of London-based Delphi Group plc, of which he was also a director.  Mr. Stuesser was a director of American Retirement Corporation from May 1997 to July 2006 and served as the Chair of its audit committee.  Early in his career, Mr. Stuesser qualified as a certified public accountant and served as an audit manager with Alexander Grant & Company, an accounting firm. Mr. Stuesser holds a B.B.A. in accounting from St. Mary’s University.  Mr. Stuesser brings to the Board significant experience with regard to the Company’s business, accounting and financial matters, as well as previous experience as Chief Executive Officer of a healthcare company and as a member of the board of directors of a public company.  This experience makes him a valuable asset to the Board of Directors, the Audit Committee (where he serves as Chairperson and “audit committee financial expert”), the Compensation Committee and the Governance and Nominating Committee.

Elizabeth E. Tallett (63) became a director of the Company in June 1998.  Ms. Tallett has been a Principal of Hunter Partners LLC, a management company for early to mid-stage pharmaceutical, biotechnology and medical device companies, since July 2002. She has more than 30 years of experience in the bio-pharmaceutical and consumer industries. Her senior management experience includes President and CEO of Transcell technologies, President of Centocor Pharmaceuticals, member of the Parke Davis Executive Committee and Director of Worldwide Strategic Planning for Warner Lambert. In addition to her leadership and financial management in pharmaceutical and biotechnology firms she has executive experience in multinational corporations, international operations, economics, strategic planning, marketing, product development and acquisitions and mergers. Ms. Tallett is a Director of Principal Financial Group, Inc., Coventry Health Care, Inc., Meredith Corporation and Qiagen, Inc.  In the last five years she has been a Director of Varian, Inc., Varian Semiconductor Equipment Associates Inc., and Immunicon, Inc. She is also a Trustee of Solebury School, PA.  This experience makes her a valuable asset to the Board of Directors, the Audit Committee, the Compensation Committee (where she serves as Chairperson) and the Governance and Nominating Committee.

Yvonne S. Thornton, M.D., M.P.H. (64) became a director of the Company in January 2006. Dr. Thornton is a double board-certified specialist in obstetrics, gynecology and maternal-fetal medicine. Currently, Dr. Thornton is a perinatal consultant at Westchester Medical Center in New York. Dr. Thornton is a former Professor of Clinical Obstetrics and Gynecology at Cornell (Weill) Medical College and Vice-Chair of the Department of OB/GYN and Director of Maternal-Fetal Medicine at Jamaica Hospital Medical Center in New York City, where she served from 2002 to 2005. Dr. Thornton is a Diplomate of the American Board of Obstetrics and Gynecology, a Fellow of the American College of Surgeons and an Oral Examiner for the American Board of Obstetrics and Gynecology. After graduating with honors from Monmouth College in New Jersey, she received her M.D. with honors from Columbia University College of Physicians and Surgeons. Dr. Thornton also received her Executive Masters (M.P.H.) degree in Health Policy and Management from Columbia University.  Dr. Thornton’s extensive clinical and medical experience provides the Board of Directors with a medical proficiency that is very relevant to the Company’s business and operations and makes her a valuable asset to the Board of Directors, the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.

The Board of Directors recommends a vote “FOR” each nominee listed above. Your proxy will be voted in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the nominees listed above.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Directors are elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting of stockholders or until their successors are elected and qualified.  During 2011, the Board of Directors held four regular and two telephonic meetings.  Each director attended at least 75% of the aggregate of all meetings of (i) the Board of Directors and (ii) the committees thereof on which each director served during 2011. In 2011, the independent directors of the Board of Directors met once in executive session.

The Board of Directors has determined that Messrs. Canet, Howe, Moon and Stuesser, Ms. Tallett and Dr. Thornton are independent directors in accordance with Rule 5605(a)(2) of the NASDAQ Listing Rules because none of them is believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director.

 The Board of Directors has risk oversight responsibility for the Company and administers this responsibility both directly and with assistance from its committees. The Board of Directors oversees the Company’s risk management process through regular discussions of the Company’s risks with senior management both during and outside of regularly scheduled Board of Directors meetings. In addition, the Audit Committee assists the Board of Directors by administering the Company’s risk management process with respect to risks relating to the Company’s accounting and financial controls.

Our Board of Directors has no formal policy with regard to the separation of the offices of Chairman of the Board and Chief Executive Officer.  Effective January 1, 2011, Mr. Jay Higham, our President and Chief Executive Officer, was also appointed Chairman of the Board.  Mr. Wayne Moon, our Chair of the Governance and Nominating Committee was appointed Lead Director at that same time and will serve through the Annual Meeting at which point he is retiring.  The Lead Director’s overall responsibility is to coordinate the activities of the independent directors and provide support to the Board as a whole and the Chairman and Chief Executive Officer as needed.  The Lead Director develops the agenda and presides at the executive sessions of the independent directors and at all Board meetings at which the Chairman and Chief Executive Officer is not present, serves as liaison between the Chairman and the independent directors, frequently communicates with the Chief Executive Officer, calls meetings of the independent directors, provides the Chairman and Chief Executive Officer with input regarding the agenda for the Board and Committee meetings, approves meeting schedules to assure there is sufficient time for discussion of all agenda items, works with the Chief Executive Officer to ensure the Board members receive the right information on a timely basis, works with the Governance and Nominating Committee to evaluate Board and Committee performance, facilitates communications among directors, assists the Governance and Nominating Committee in recruiting for new Board members, and leads the Board in appointing an interim Chief Executive Officer in the absence of a Chief Executive Officer.

The Board has determined that this structure is most appropriate and effective for the Company. The Board believes that this structure promotes greater efficiency, within the context of an active and independent Board and the Chief Executive Officer’s extensive knowledge of the Company uniquely qualifies him, in close consultation with the Lead Director, to lead the Board in assessing risks and focusing on the issues that are most material to the Company.

Stockholders may communicate directly with the directors. All communications should be sent in care of the Secretary of the Company at the Company’s address at Two Manhattanville Road, Purchase, New York 10577 and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for non-employee directors, for a specific director or for a particular committee of the Board. If no director, directors or committee is specified, the communication will be forwarded to the entire Board.

The Company does not have a policy requiring the directors to attend stockholder meetings; however, all six of our directors at the time attended the 2011 Annual Meeting of stockholders.  Subsequent to the 2011 Annual Meeting of Stockholders, in July 2011, Michael C. Howe became a director of the Company.  It is expected that all of our nominees for director will attend the 2012 Annual Meeting.

Committees Of The Board

The Board of Directors maintains three standing Committees:  Audit Committee, Compensation Committee, and Governance and Nominating Committee whose members are set forth below:

Audit	Compensation	Governance and Nominating

Wayne R. Moon	Wayne R. Moon	Wayne R. Moon*
Lawrence J. Stuesser*	Lawrence J. Stuesser	Lawrence J. Stuesser
Elizabeth E. Tallett	Elizabeth E. Tallett*	Elizabeth E. Tallett
Yvonne S. Thornton, M.D.	Yvonne S. Thornton, M.D.	Yvonne S. Thornton, M.D.

* Committee Chairperson

**
Pursuant to the Company’s Corporate Governance Guidelines, Mr. Moon will retire as a member of the Company’s Board of Directors, and as a member the Audit and Compensation Committees and as the Chairperson of the Governance and Nominating Committee, after the 2012 Annual Meeting of Stockholders due to reaching the mandatory retirement age of 72.

Audit Committee

The Audit Committee is charged by the Board of Directors to (i) study, review and evaluate the Company’s accounting, auditing and financial reporting practices, including the internal controls and audit functions, (ii) assess the Company’s compliance with legal and regulatory requirements, and (iii) select the independent auditors and review their qualifications, independence and performance, while being the focal point for communications between the Board of Directors, management and the independent auditors. More specifically, the Audit Committee pre-approves all audit and non-audit services to be performed by the independent auditors, reviews the scope and results of the audit of the Company’s financial statements, reviews financial statements and periodic filings with the Commission, and discusses the same with management.

Each Audit Committee member is an independent director, as defined in NASDAQ Listing Rule 5605(a)(2).  Our Board of Directors has determined that in addition to being independent, Mr. Stuesser is an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K promulgated by the Commission.  Our Board of Directors has adopted a written charter for the Audit Committee.  A copy of the Audit Committee charter is available to stockholders at the Company’s website http://www.integramed.com under the heading “Investors – Board Committees.”

The Audit Committee held four regular meetings and four special telephonic meetings in 2011.

Compensation Committee

The Compensation Committee, under a delegation of authority from the Board of Directors, reviews and makes decisions with respect to salaries, wages, bonuses, equity awards and other benefits and incentives for executive officers of the Company. The Compensation Committee held four regular meetings in 2011.

The Compensation Committee has a charter, a copy of which is available to stockholders at the Company’s website http://www.integramed.com under the heading “Investors – Board Committees.”

Compensation Committee Interlocks and Insider Participation

For 2011, the members of the Compensation Committee were Ms. Tallett (chairperson), Messrs. Moon and Stuesser and Dr. Thornton. All of the individuals listed above are independent directors, as defined in NASDAQ Listing Rule 5605(a)(2). None of the individuals listed above has ever been an officer or employee of us or any of our subsidiaries. During 2011, none of the individuals listed above had any professional, family or financial relationship with the Company or its executives, other than his or her directorship.  During 2011, none of our executive officers served on the Compensation Committee or board of directors of any other entity that had any executive officer who also served on the Compensation Committee of our Board of Directors or our Board of Directors.

Governance and Nominating Committee

The Board of Directors maintains a Governance and Nominating Committee consisting of independent directors as defined by NASDAQ Listing Rule 5605(a)(2). The primary purpose of the Governance and Nominating Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending to the Board director nominees for the next annual meeting of stockholders, and recommending to the Board a set of corporate governance principles applicable to the Company. Although the Governance and Nominating Committee has not adopted a formal diversity policy, it evaluates each prospective director in the context of the Board as a whole, with the objective of recommending directors that as a group can best promote the success of the Company, represent the stockholder interests and fulfill the Board's legal and fiduciary responsibilities through the exercise of sound judgment, using its diversity of experience.  In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director's past attendance at meetings and participation in and contributions to the Board and its Committees.  Set forth above under “Election of Directors for a Term of One Year,” with respect to each nominee for director, is the specific experience, qualifications, attributes and skills that led the Governance and Nominating Committee to conclude that such nominee should serve as a director of the Company from the Annual Meeting until the 2013 annual meeting of stockholders or until his or her successor is elected or qualified.  The Governance and Nominating Committee also provides assistance to the Board in the areas of Committee selection, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Committee’s goal is to assure that the composition, practices, and operation of the Board contribute to value creation and effective representation of the Company stockholders. The Governance and Nominating Committee held four meetings in 2011.

The Governance and Nominating Committee will consider candidates for board membership whose qualifications, including business experience and skills, lend themselves to advancing the Company’s best interests. There are no minimum qualifications.  Stockholders may recommend candidates for consideration by the Governance and Nominating Committee by writing to the “Chairperson, Governance and Nominating Committee, c/o IntegraMed America, Inc., Two Manhattanville Road, Purchase, New York 10577.”  Such recommendations for the 2013 annual meeting of stockholders must be received by the Company between February 5, 2013 and March 7, 2013.  The Governance and Nominating Committee will evaluate candidates recommended by stockholders in the same manner as candidates identified by any other source. The Governance and Nominating Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, includes background and reference checks, together with personal interviews.

The Governance and Nominating Committee has a charter, a copy of which is available to stockholders at the Company’s website http://www.integramed.com under the heading “Investors – Board Committee.”

DIRECTOR COMPENSATION

In 2011, each non-employee director of the Company was paid an annual retainer of $44,000.  In addition, Mr. Stuesser was paid $15,000 as the chairperson of the Audit Committee, Mr. Moon was paid $15,000 as chairperson of  the Governance and Nominating Committee and for serving as the Lead Director, and Ms. Tallett was paid $12,000 for serving as chairperson of the Compensation Committee.  Directors were also reimbursed for reasonable travel expenses incurred in attending meetings. Additionally, non-employee directors were granted, as part compensation for services rendered, 5,137 shares of Common Stock, with a market value of $8.76 per share, or $45,000, based on the closing price per share of the Company’s Common Stock on the date of the grant which was January 3, 2011 as reported by the NASDAQ Global Market, with vesting upon grant. Directors who are also executive officers are not compensated for their services as directors.

The Company’s philosophy regarding director compensation is to recognize that in order to attract and retain directors who are willing to contribute time and talent to the Company, it is important to compensate competitively such persons. With that philosophy in mind, the Company attempts to provide fair cash compensation for a company of its size and also provide directors with “skin in the game” by awarding, as part compensation, stock in the Company. With Common Stock as part of a director’s compensation, the resulting objective is to enable directors to align their interests with stockholders and appreciate the importance of improving stock performance and providing investors with long-term gains. Directors are not paid for their roles on Committees, other than as serving as Chairperson and for attending meetings of such Committees not coinciding with a regularly scheduled meeting of the Board of Directors.  Committees meet in conjunction with Board meetings and accordingly, the Company believes there should not be additional compensation for Committee involvement, unless a meeting of such Committee does not coincide with a regularly scheduled meeting of the Board of Directors. Because Committee chairpersons are expected to interact more with management and have additional duties by serving as chairpersons, they are compensated for the additional time.

Directors are required to own Company Common Stock equal to five times the annual retainer fee in effect for the year of a director’s first appointment or election; however, a director has five years to achieve this requirement.  Once this requirement is met, a director need not adjust the number of shares owned based on the fluctuation of the market price of the Company Common Stock.  As of the date of this Proxy Statement, all directors, except Mr. Michael Howe who became a director in July 2011, have met this requirement.

The following table sets forth a summary of the compensation paid or accrued by the Company during the year ended December 31, 2011 for the Company’s directors, but excludes any management director whose compensation is reflected on the “Summary Compensation Table” for Named Executive Officers (as defined below):

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total

Gerardo Canet	$44,000	$45,000	$89,000
Michael C. Howe	$22,000	$ ─	$22,000
Wayne R. Moon	$59,000	$45,000	$104,000
Lawrence J. Stuesser	$59,000	$45,000	$104,000
Elizabeth E. Tallett	$56,000	$45,000	$101,000
Yvonne Thornton, M.D.	$44,000	$45,000	$89,000

(1)
Represents the grant of 5,137 shares of Common Stock to each of the directors as indicated above on January 3, 2011, with a fair market value of $8.76 per share representing the closing price per share of the Company’s Common Stock as reported by the NASDAQ Global Market on the date of grant.  All of these grants vested immediately.

At December 31, 2011, our directors, as a group, excluding Mr. Higham, did not hold any outstanding options to purchase shares of our Common Stock but held an aggregate of 25,685 shares of our Common Stock pursuant to stock awards made during 2011.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

The following sets forth the business experience of the executive officers of the Company:

Jay Higham (53) Mr. Higham’s business experience is set forth under the business experience of Company directors.

Timothy P. Sheehan (35) was appointed Senior Vice President and Chief Financial Officer in September, 2011.  Mr. Sheehan joined the Company in January, 2010 as Vice President, Finance and was appointed Interim Chief Financial Officer in January 2011.  Mr. Sheehan previously served as Chief Financial Officer and Director of Scale Finance LLC, a Winston-Salem, NC-based provider of outsourced CFO services to emerging growth companies from 2008 to 2009.  Prior to that, from 2006 to 2008, Mr. Sheehan was Vice President, Corporate Development at MINRAD International, an AMEX-traded manufacturer of medical devices and specialty pharmaceuticals where he managed the corporate development, product registration and customer service groups, in addition to his responsibility for investor relations, SEC reporting and capital raising.  Mr. Sheehan is a Certified Public Accountant and received a Bachelor of Science degree in Finance and a Bachelor of Science Degree in Accounting from Virginia Tech and a Masters of Business Administration with distinction from Wake Forest University.

Daniel P. Doman (50) joined the Company in August of 2007 with the acquisition of Vein Clinics of America, Inc (“VCA”).  Since May 2008, he has served as the President of the Company’s Vein Clinics Division. Previously, Mr. Doman was the Chief Financial Officer of VCA from April 2006 to May 2008. Prior to joining VCA, from April 2003 to March 2006 he was Managing Director of Health Dimension Group, a national, integrated senior living and healthcare management and consulting firm.  He has a Bachelor’s degree in accounting and finance from Loyola University of Chicago.

Scott Soifer (49) joined the Company in January 2005 as Vice President, Marketing and Development and was promoted to Executive Vice President, Operations and Administration in July 2008 and Executive Vice President, Chief Administrative Officer in March 2010.  For more than 12 years prior to joining the Company, Mr. Soifer was an Associate Partner at Accenture (formerly Andersen Consulting), specializing in healthcare strategy, focused primarily on the health insurance sector.  Mr. Soifer has a Bachelor’s degree in Computer Science from the University of California at Santa Barbara and a Masters of Business Administration degree from the Kellogg School of Management at Northwestern University.

Claude E. White (63) joined the Company in March 1995 as General Counsel and Assistant Secretary.  In January 1998, Mr. White became Corporate Secretary, in addition to General Counsel, and in May, 2002 became a Vice President. Mr. White received his Bachelor of Arts degree in Political Science from Rutgers College and his J.D. degree from Rutgers School of Law.

Jeffrey Futterman (47) joined the Company in November 2010 as Vice President, Information Technology and Chief Information Security Officer.  For more than 12 years prior to joining the Company, Mr. Futterman served as Vice President, Information Technology and Chief Information Officer at Cytec Industries Inc. Mr. Futterman also served as Director of Information Technology at Oxford Health Plans, and has held senior level consulting positions at both Oracle and Accenture.  Mr. Futterman has a Bachelor of Science degree in Management Information Systems from the State University of New York at Albany.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is designed to attract, motivate and retain executives with the skills and experience necessary to help us achieve our strategic objectives and advance the long-term interests of our stockholders.  We use three different elements of compensation to help achieve these objectives:  base salary, cash incentive bonus and equity.  This Compensation Discussion and Analysis (“CD&A”) discusses how we determined the amount of each component of compensation paid to our Named Executive Officers and how such compensation was designed to impact our financial results.

For 2011, our named executive officers were:

➢	Jay Higham, Chairman, President and Chief Executive Officer
➢	Timothy P. Sheehan, Senior Vice President and Chief Financial Officer
➢	Daniel P. Doman, President, Vein Clinics Division
➢	Andrew Mintz, President, Attain Fertility Centers Division*
➢	Scott Soifer, Executive Vice President and Chief Administrative Officer

*Mr. Mintz resigned from the Company effective December 31, 2011.

Philosophy

 Our compensation program strives:

 To support a Pay for Performance culture based upon:

➢	Achievement of short-term and long-term goals and objectives for the Company overall and for each of the Vein Clinics and Attain Fertility Centers Divisions.

➢	Individual contributions and achievements to Company and/or Divisional goals.

Selected performance measures for Company, Divisions and individual goals are based upon financial and operational objectives, such as annual business plan results and budgets, and strategic objectives such as new clinic expansion and targeted acquisitions, in all cases designed to advance the Company’s strategic plan and create stockholder value.

To create an Ownership culture:

➢	By increasing reliance on equity compensation to align our executive compensation with our long-term strategic goals and stockholders’ interests.

➢
By requiring stock ownership of our Chief Executive Officer equivalent to 2 times annual base salary and 1.5 times annual base salary for our Chief Financial Officer within five years of being appointed Chief Executive Officer or Chief Financial Officer.

Historically the price of our stock has been subject to volatile price fluctuations as a result of low trading volume and the size of the Company and liquidity of the stock.  Therefore, equity compensation as a percentage of total compensation for Named Executive Officers has been somewhat limited. However, as we continue to grow, the Compensation Committee is committed to shifting to a greater percentage of equity compensation over time.

To Pay Competitively:

➢	By benchmarking executive compensation to a Peer Group of similar health care services companies.

➢
By targeting executive compensation relative to the Company’s performance compared to market capitalization and certain performance metrics of the Peer Group such as revenue growth, earnings growth and total shareholder return.

Policies

➢
As we grow, we strive to provide a growing percentage of the compensation of our executives as incentive-based, earned only upon the achievement of Company, Divisional and individual performance objectives.   Performance is assessed on both a formulaic and discretionary basis.

➢	Generally, incentive compensation is earned annually to coincide with our budgetary process and year end financial results.

➢	We have stock ownership requirements for our Chief Executive Officer and our Chief Financial Officer to ensure alignment with our stockholders.

➢	We prohibit our executives from holding the Company’s stock in a margin account or from making a short-sale.

➢
The Compensation Committee engages the advice of an independent compensation consultant periodically.  This consultant is retained by the Committee directly, and is independent of management and the Company.

How Decisions Are Made.

The Role of our Compensation Committee:  Our Compensation Committee evaluates and approves the executive compensation policies of the Company.  The Committee also annually determines the compensation for the Chief Executive Officer and reviews and approves the compensation of the other executive officers of the Company as recommended by the Chief Executive Officer.

Compensation Consultant.   The Compensation Committee periodically engages an independent compensation consultant to assist in determining appropriate compensation levels for executive officers.

Given that the named executive officers’ compensation was found to be trailing the peer group of companies evaluated by the Compensation Committee’s independent compensation consultant in 2008, the Company adopted the compensation strategy of modestly increasing the equity component of the total compensation package to bring executive compensation more in line with the 25th percentile of the peer group over the past several years.  The Compensation Committee felt that focusing on the equity compensation component of total compensation would more align the incentives of executive officers with the Company’s stockholders.  Since 2008, the Compensation Committee and the Chief Executive Officer have annually reviewed equity compensation against a peer group (identified on the next page, the “Peer Group”) through the Equilar database with a goal of gradually bringing executive compensation in line with the 25th percentile of the peer group by making improvements in the equity component of compensation as a percentage of total compensation.  In the second quarter of 2011, the Compensation Committee engaged Towers Watson to review key aspects of the Company’s incentive compensation programs.  As a result of this review, the Company adopted its 2012 Long-Term Incentive Cash Compensation Plan. See the discussion under 2012 Long-Term Incentive Compensation Plan for a brief description of the Plan.

Advisory Vote.  Over 97% of the votes cast at our 2011 annual meeting of stockholders voted in favor of our compensation policies for our named executive officers. As a result, the Compensation Committee made no material changes to our executive compensation program.

Peer Group.  The Peer Group is one resource used to measure our compensation practices and levels.  We also consider individual performance, promotions, scope of responsibilities and span of control, retention concerns and the need to attract new executive officers.

For 2011, the Peer Group consisted of the following:

American Dental Partners, Inc.
AmSurg Corp.
Continue Care Corp
Emergency Medical Services Corporation
Healthways, Inc.
IPC The Hospitalist Company, Inc.
LCA-Vision Inc.
MedCath Corporation
MEDNAX, Inc.
NightHawk Radiology Holdings, Inc.
NovaMed, Inc.
U.S. Physical Therapy, Inc.

Elements and Allocation of Compensation for 2011

As mentioned above, there are three main compensation elements that support our compensation philosophy: base salary, annual cash bonuses and equity grants.

➢	Base salary serves to attract and retain competent executives in what is an increasingly competitive marketplace.

➢
Cash bonuses under our Bonus Plans serve to help achieve the Company’s annual strategic objectives by motivating our executives to achieve the financial and operational milestones that support those objectives.

➢
Equity grants serve the Company’s long-term strategic plan by incenting our executives to achieve long-range goals since generally the equity grants vest over a period of time and will become more valuableto the executive as the price of our Common Stock increases.

Base Salary

Base salaries are fixed and determined annually for our named executive officers in December for the following year.  The Chief Executive Officer recommends salary increases for all executive officers (other than himself) to the Compensation Committee of the Board of Directors of the Company.  The Compensation Committee formally reviews and approves the salaries for all the named executive officers and, in the first instance, establishes the base salary of the Chief Executive Officer.  Recommended increases in 2011 were based primarily upon the executive’s responsibilities, a comparison to competitive market levels for the executive’s job function and internal compensation scales.   In determining the base salary for the Chief Executive Officer for 2011, the Compensation Committee reviewed the compensation of the Peer Group.  The comparison to the Peer Group indicated that the base salary of Mr. Higham was below the 25th percentile.  As a result, the Compensation Committee provided a merit increase of 5% to Mr. Higham.

With regard to the other Named Executive Officers, Mr. Higham recommended, and the Compensation Committee approved, merit increases based upon four (4) years of historical salary and total compensation information (or, if the individual joined the Company less than four (4) years ago, since that individual joined the Company) and individual performance evaluations prepared by Mr. Higham.  These performance evaluations discussed individual performance, Company contribution, increased responsibilities and internal compensation analysis and future potential.    As a result of this analysis, for 2011, Mr. Doman, the President of our Vein Clinics Division, received a 3% increase to continue the goal to align his salary with the comparable salary of his peer in the Attain Fertility Centers Division.   Mr. Mintz did not receive a salary increase and Mr. Soifer received a 3% increase, since their salaries were consistent with competitive market levels.  In light of the retirement of our former Chief Financial Officer effective December 31, 2010, Mr. Sheehan was promoted to Interim Chief Financial Officer and received an approximately 9% increase effective January 1, 2011.  Effective September 26, 2011, Mr. Sheehan was promoted to Senior Vice President and Chief Financial Officer and received a 30% increase to $240,000.

Cash Bonuses

The annual cash bonus program (the Executive Incentive Compensation Plan) seeks to balance two objectives:

•
Part I of the plan rewards achieving targeted annual financial results and represented 75% of the maximum bonus opportunity for executive officers. The targeted annual financial measures and how each executive officer’s Part I bonus opportunity is allocated to each measure is itemized in the table below:

Executive Officer	Total Company Income Before Tax	Attain Fertility Centers Contribution	Vein Clinics Contribution

Jay Higham	100%	0%	0%
Timothy P. Sheehan	100%	0%	0%
Scott Soifer	100%	0%	0%
Daniel P. Doman	25%	0%	75%
Andrew Mintz	25%	75%	0%

•
Part II of the plan rewards achieving defined operational and strategic milestones established by the Compensation Committee that are designed to position the Company for long term success – for 2011, Part II represented 25% of the maximum bonus opportunity for executive officers.

Each year the Compensation Committee makes a decision on how to allocate maximum bonus opportunity between Part I financial results and Part II milestones.  For 2011, the Compensation Committee determined that allocating 75% of the maximum bonus opportunity to short term financial results and 25% to milestones best aligned the bonus plan with Company objectives.

The maximum bonus opportunity for each executive officer is set as a percentage of base salary.  For 2011, the maximum bonus opportunity for each executive officer named above was as follows:

Title	% of Base Salary

President and CEO	100%
Division President	65%
Executive Vice President	50%
Interim CFO	40%

Part I-                      Financial Results.

For 2011, the Compensation Committee approved the performance targets set forth below for each of the operating Divisions and Corporate personnel under Part I.  In the case of the operating Divisions, these performance targets are based upon the budgeted operating income, or contribution, to the Company’s bottom line for fiscal year ended December 31, 2011 and for corporate personnel, the budgeted amount of income before tax for the Company overall for the fiscal year ended December 31, 2011.

The table set forth below shows these performance targets.   The threshold for meeting the bonus payout for the 2011 performance target was set at 15%.  Additional bonus payouts are earned for performance above the target to a maximum of 75% of the maximum bonus opportunity.

	Performance Target	Actual Performance
Attain Fertility Centers Contribution	$18,473,000	$18,198,000
Vein Clinics Contribution	$5,874,000	$3,270,000
Company Income Before Tax for Corporate Personnel	$9,845,000	$7,819,000

The bonus payout under Part I for 2011 was not achieved at the threshold amount of 15% so the bonus earned was 0% for each of the Named Executive Officers.

Part II-Bonus Plan

Part II of the Bonus Plans set both common milestones for Corporate and each Division, and individual milestones that related to business development and operational efficiencies.

For 2011, the common milestones for each of our Named Executive Officers and the percentage of total bonus opportunity were as follows:

➢	Corporate (Messrs. Higham, Sheehan and Soifer):
o	10% for $15M of pro forma annualized revenue from acquisitions (Not Achieved)

➢	Vein Clinics Division (Mr. Doman):
o	5% for meeting opening deadlines for expansion clinics (Not Achieved)
o	5% for limiting organizational staff turnover to less than 25% (Achieved)

➢	Attain Fertility Centers Division (Mr. Mintz):
o	5% for $15M of pro forma annualized revenue from new fertility center acquisitions and in-market mergers (Not Achieved)
o	5% for demonstrated improved physician satisfaction (Not Achieved)
o	5% for successful rollout of specified modules for optimizing patient yield (Not Achieved)

For 2011, the individual milestones for each of the Named Executive Officers and the percentage of total bonus opportunity were as follows:

Named Executive Officer		Individual Milestones
Jay Higham	■	15% for $15 million of pro forma annualized revenue from acquisitions and in-market mergers (Not Achieved)
Timothy P. Sheehan	■ ■

5% for ensuring corporate G&A costs are below budget as a percentage of revenue by 5% (Achieved)

 10% for $15 million of pro forma annualized revenue from acquisitions and in-market mergers (Not Achieved)

Daniel P. Doman	■ ■	10% for implementation of regional organizational structure (Achieved) 5% for limiting specified physician turnover (Achieved)
Andrew Mintz	■	10% for $15 million of pro forma annualized revenue from acquisitions and in-market mergers (Not Achieved)

Scott Soifer	■ ■	5% for ensuring corporate G&A costs are below budget as a percentage of revenue by 5% (Achieved) 10% for implementing a data warehouse for automated reporting (Not Achieved)

Equity Awards

Equity Awards create a direct link between an executive’s compensation and stockholder returns by linking a portion of total executive compensation to the performance of the Company’s stock.  Historically, our executive compensation structure emphasized cash components over long-term incentive components, due to the Company’s size and the volatile price fluctuations of our Common Stock. As we have grown and the Company has improved financial performance and our trading volume has increased, it has become more feasible to increase the emphasis on long-term incentives by increasing the equity portion of our overall compensation.  Stock incentives are typically granted annually to the executive officers; or in the case of new executives, at the time they join the Company.  Moreover, stock incentives may be granted in connection with promotions, to retain executive talent or to create focus on specific performance objectives.  Under the Company’s 2007 Long-Term Compensation Plan, the Compensation Committee may grant stock options, restricted stock or restricted stock units.

On January 3, 2011, the Compensation Committee awarded the following number of shares of restricted stock pursuant to our 2007 Long-Term Compensation Plan to the Named Executive Officers: Mr. Higham: 22,831 shares ($200,000); and each of Messrs. Doman, Mintz and Soifer: 11,416 shares ($100,000).  Upon his appointment to Interim Chief Financial Officer on January 1, 2011, Mr. Sheehan received a one-time grant of 2,854 shares ($25,000) and on September 26, 2011 another one-time grant of 12,771 shares ($100,000) upon his appointment as Chief Financial Officer.

2012 Long-Term Incentive Compensation Plan

Long-Term Incentive Cash Awards

In a continuing effort to align executive compensation with our stakeholders, effective January 1, 2012 our Compensation Committee adopted the 2012 Long-Term Incentive Cash Compensation Plan (the “2012 Plan”) in order to provide for cash compensation in addition to equity grants as long-term compensation. Pursuant to the 2012 Plan, effective January 3, 2012, certain executives were granted cash awards that vest at the end of a three year period if the Company achieves an aggregate earnings per share of $2.31 over the three-year period.

Long-Term Equity Awards

On January 3, 2012, Messrs. Higham, Doman, Sheehan and Soifer were granted equity awards with an aggregate value of $250,000 for Mr. Higham and $125,000 for each of Messrs. Doman, Sheehan and Soifer. Fifty percent (50%) of the equity award was in the form of restricted stock grants, 80% of which vest over a 3-year period and 20% of which cliff vest at the end of the 3-year period. Fifty percent (50%) of the equity award was in the form of stock options, valued using the Black Scholes model. Other executives were given restricted stock grants, 80% of which vest over a 3-year period and 20% of which cliff vest at the end of the 3-year period.

The following table sets forth the restricted stock grants, stock options and long-term cash compensation awards to each of Messrs. Higham, Doman, Sheehan and Soifer on January 3, 2012:

Grantee	Number of Options(1)	Number of Restricted Shares (2)	Total Share Value(3)	Long-Term Cash Award

Jay Higham	20,627	15,432	$250,000.00	$250,000.00
Daniel P. Doman	10,314	7,716	$125,000.00	$125,000.00
Timothy P. Sheehan	10,314	7,716	$125,000.00	$125,000.00
Scott Soifer	10,314	7,716	$125,000.00	$125,000.00

(1)	Based on Black Scholes Model.
(2)	Based on closing price of $8.10 per share on January 3, 2012.
(3)	Includes value of stock option and restricted stock grants.

Perquisites

We provide our Chairman, President and Chief Executive Officer, Jay Higham, with a leased vehicle that is maintained at our expense. The total 2011 expenses related to the leased vehicle were $16,887.

401(k) Defined Contribution Plan

We maintain a 401(k) Plan that allows executives, as well as our other employees, to make elective salary deferrals in accordance with Internal Revenue Service regulations. In March 2011, we provided a discretionary match of 25% of an individual’s maximum contribution of $16,500, up to 1.5% of an individual’s compensation of $245,000 or less for the year ended December 31, 2011, for a maximum match of $3,675 per individual. For our Chairman, President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our other Named Executive Officers, we contributed the maximum match of $3,675 each for the year ended December 31, 2011.

Retirement Benefits

No retirement benefits are provided to our executives.

Severance and Change of Control Arrangements

Jay Higham Employment Agreement

On October 10, 2005, we entered into an employment agreement with Jay Higham to serve as our President and Chief Executive Officer, effective January 1, 2006. Pursuant to the employment agreement, Mr. Higham was appointed as one of our directors on January 24, 2006. The employment agreement provides that Mr. Higham receive an annual base salary of $275,000, subject to increases. Under the employment agreement, Mr. Higham was granted shares of our common stock with a value of $400,000 based on the closing price of our Common Stock as reported on the NASDAQ Global Market on the first trading day of January 2006. The number of shares of our Common Stock granted to Mr. Higham was 32,000 and such shares of Common Stock vest over a 10-year period. Pursuant to the employment agreement, if we terminate Mr. Higham’s employment without cause on 30 days’ prior notice, or if he terminates for “Good Reason” (as defined in the employment agreement), Mr. Higham will receive, as severance pay, 12 months’ base salary, plus Mr. Higham’s annual bonus, without regard to the condition precedents established for the bonus payment, in one lump sum payment. Under the employment agreement, if we had terminated Mr. Higham without cause or Mr. Higham had terminated his agreement for Good Reason effective December 31, 2011, based on his 2011 compensation, he would have been paid $840,000, $420,000 of which represents his 2011 base salary and $420,000 of which represents what would have been his 2011 annual bonus without regard to the established condition precedents for the annual bonus.

The employment agreement further provides that if, within one year after our “Change of Control” (as defined in the employment agreement), Mr. Higham’s employment is terminated by Mr. Higham for Good Reason or by us without cause, Mr. Higham will be paid a lump sum amount equal to his base salary for a 24-month period, plus twice the full amount of Mr. Higham’s annual bonus based on his then current base salary, without regard to the condition precedents established for the bonus payment. Based on this change of control provision, if we had experienced a “Change of Control” in 2011 and Mr. Higham’s employment had been terminated effective December 31, 2011, for either “Good Reason” by Mr. Higham or without cause by us, Mr. Higham would have been entitled to termination pay equal to an aggregate of $1,680,000, $840,000 of which represents his then annualized base salary for 24-months and $840,000 of which represents twice the full amount of his annual bonus without regard to the established condition precedents for the annual bonus.

Under the employment agreement, Mr. Higham has agreed not to compete with us while employed by us and for a period of two years thereafter.

Executive Retention Agreements

We are also a party to executive retention agreements with our executive officers, including the Named Executive Officers (excluding Mr. Higham).

The executive retention agreements provide for certain severance payments and benefits to the Named Executive Officers (other than Mr. Higham, who would be paid in accordance with the terms of his employment agreement)  in the event of a termination of their employment, either by us without cause or by the executive for “Good Reason” (as defined in the executive retention agreement), at any time within 18 months after we experience a “Change in Control” (as defined in the executive retention agreement) (any such termination, a “Qualifying Termination”). The Company would provide such Named Executive Officer with one year of base salary, bonus (if applicable) and benefits (or equivalent) in a lump sum payment.  In addition, pursuant to the terms of the executive retention agreements, all incentive stock options granted to such Named Executive Officer will become fully vested upon a Qualifying Termination, subject to certain terms and conditions.

 In the event Mr. Sheehan had been terminated without cause effective December 31, 2011 as a result of a “Change in Control” that occurred in 2011, Mr. Sheehan would have been paid an aggregate of $314,000, $240,000 of which represents his 2011 annual base salary and $74,000 of which represents the bonus amount Mr. Sheehan would have been eligible to receive. For each of the other Named Executive Officers, had they been terminated without cause effective December 31, 2011 as a result of a “Change in Control” that occurred in 2011, he or she would have been paid his or her 2011 annual base salary and bonus amount which he or she would have been eligible to receive. For Mr. Doman, the payment would have been an aggregate of $441,870, $267,800 of which represents annual base salary and $174,070 of which represents bonus. For Mr. Soifer, the payment would have been an aggregate of $401,700, $267,800 of which represents annual base salary and $133,900 of which represents bonus. For Mr. Mintz, the payment would have been an aggregate of $577,500, $350,000 of which represents annual base salary and $227,500 of which represents bonus.

In addition, under the executive retention agreements, in the event a Named Executive Officer, other than Mr. Higham, who would be paid in accordance with the terms of his employment agreement, is terminated without cause under circumstances outside a “Change in Control,” each Named Executive Officer would be paid 90 days base salary continuation.  If the Named Executive Officers had been terminated without cause under circumstances outside a “Change in Control” effective December 31, 2011, the total payments to Mr. Sheehan would have been equal to $60,000, the total payments to Mr. Doman would have been equal to $66,950, the total payments to Mr. Soifer would have been equal to $66,950 and the total payments to Mr. Mintz would have been equal to $87,500.

Also, pursuant to the executive retention agreements, we would be required to pay each such Named Executive Officer for all reasonable fees and expenses incurred by them in litigating their rights under the executive retention agreements, to the extent a Named Executive Officer is successful in any such litigation.

Finally, in certain circumstances, Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), limits to $1 million the deductibility of compensation, including stock-based compensation, paid to executives by public companies. None of the compensation paid to our executive officers in 2011 exceeded the threshold for deductibility under Section 162(m).

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the compensation paid or accrued by the Company during the years ended December 31, 2011, 2010 and 2009 for the Company's President and Chief Executive Officer, the Senior Vice President and Chief Financial Officer and for the next three most highly compensated executive officers for the year ended December 31, 2011 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	All Other Compensation (2)	Total
Jay Higham (President & CEO)	2011 2010 2009	$420,000 $400,000 $389,423	$ — $ 94,000 $225,000	$200,000 $ 99,995 $201,245	$ — $123,120 $ —	$ 20,561 $ 21,242 $ 15,303	$640,561 $738,357 $830,971
Timothy P. Sheehan (3) (SVP & CFO)	2011 2010	$198,750 $170,000	$ 3,700 $ 15,300	$125,000 $ 12,500	$ — $ —	$ 3,675 $ 3,675	$331,125 $201,475
Daniel P. Doman (President, Vein Clinics Division)	2011 2010 2009	$267,800 $260,000 $232,288	$ 34,814 $ 39,000 $ 94,000	$100,000 $ 39,750 $ 35,000	$ — $ 45,144 $ —	$ 3,675 $ 3,675 $ 3,675	$406,289 $387,569 $364,963
Andrew Mintz (4) (President, Attain Fertility Centers Division)	2011 2010	$350,000 $141,346	$ 25,000 $ —	$100,000 $100,000	$ — $ 40,000	$ 3,675 $ 3,675	$391,475 $285,021
Scott Soifer (EVP, Chief Administrative Officer)	2011 2010 2009	$267,800 $256,827 $244,038	$ 6,695 $ 26,000 $ 70,500	$100,000 $139,750 $ 35,000	$ — $ 45,144 $ —	$ 3,675 $ 3,675 $ 3,675	$378,170 $471,386 $353,199

(1)
See Note 19 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for a discussion of the assumptions made in the valuation of the restricted stock and the option awards.

(2)
This column includes the amounts of $16,886, $17,567 and $11,625 for the years ended December 31, 2011, 2010, and 2009, respectively, paid by the Company in connection with a vehicle leased for Mr. Higham, plus amounts representing Company matches of a maximum of $3,675 made for the Named Executive Officers under the Company’s 401(k) Plan.

(3)
Mr. Timothy P. Sheehan was appointed Interim Chief Financial Officer effective January 1, 2011 and Senior Vice President and Chief Financial Officer effective September 26, 2011. Mr. Sheehan joined the Company in January 2010 as Vice President, Finance.

(4)
Mr. Mintz joined the Company as President, Attain Fertility Centers, effective August 2, 2010.  Pursuant to the terms of his offer of employment, upon joining the Company he received a one-time grant of $100,000 of restricted stock which would have vested over a five year period, and an option award with a value equal to $40,000.  Also, pursuant to the terms of his employment, he received a guaranteed bonus payment of $25,000 during the second quarter of 2011. Mr. Mintz resigned effective December 31, 2011.

GRANTS OF PLAN-BASED AWARDS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011

The following table sets forth certain information concerning the Named Executive Officers with respect to grants of plan-based awards for the fiscal year ended December 31, 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value Of Stock and Option Awards(2)
Jay Higham	01/03/11	22,831	$200,000
Timothy P. Sheehan	01/03/11 09/26/11	2,854 12,771	$ 25,000 $ 100,000
Daniel P. Doman	01/03/11	11,146	$ 100,000
Andrew Mintz	01/03/11	11,146	$100,000
Scott Soifer	01/03/11	11,146	$100,000

(1)
Represents grants of restricted stock granted pursuant to the Company’s 2007 Long-Term Compensation Plan.  These restricted stock awards vest over a 36-month period at the rate of 8.33% every 90 days of the 36-month period, and in the case of Mr. Sheehan’s September 26, 2011 award, over a 60-month period at the rate of approximately 5% every 90 days over the 60-month period.

(2)
The market value of the restricted stock awards is based on the last reported sale price for our Common Stock on the date of grant, as reported by the NASDAQ Global Market, which was $8.76 in the case of the 1/03/11 grant and $7.83 in the case of the 9/26/11 grant.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table sets forth outstanding equity awards with respect to the Named Executive Officers at December 31, 2011:

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)

Jay Higham	13,125 27,300 5,224	16,875 6,300 349	$ 7.95 $ 8.06 $11.20	01/04/2015 07/22/2018 01/02/2018	46,594	$366,228

Timothy P. Sheehan	—	—	—	—	15,018	$117,291

Daniel P. Doman	4,812 13,650	6,188 3,150	$ 7.95 $ 8.06	01/04/2015 07/22/2018	13,640	$106,528

Andrew Mintz	2,224	—	$ 8.18	03/31/2012	—	—

Scott Soifer	4,812 9,100 1,791	6,188 2,100 120	$ 7.95 $ 8.06 $11.20	01/04/2015 07/22/2018 01/02/2018	13,919	$108,707

(1)	All options granted vest over a four-year period, with 25% vesting after the first year and 6.25% quarterly for the next 3 years.

(2)
Restricted stock granted to Mr. Higham on January 4, 2006 vests over a 120-month period at the rate of 2.5% every 90 days of the 120-month period. All other restricted stock granted to Mr. Higham vests over a 36-month period at the rate of 8.33% every 90 days of each 36-month period. All restricted stock granted to Messrs. Doman and Soifer vests over a 36-month period at the rate of 8.33% every 90-days of the 36-month period. 12,558 of the unvested shares granted to Mr. Sheehan vests over a 60-month period at the rate of 5% every 90-days of the 60-month  period and the balance of the shares vest over a 36-month period  at the rate of 8.33% every 90-days of the 36-month period.

(3)	The market value of the restricted stock awards is based on the last reported sale price for our Common Stock on December 30, 2011, as reported by the NASDAQ Global Market, which was $7.86.

OPTION EXERCISES AND STOCK VESTED FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011

The following table shows stock award vesting with respect to the Named Executive Officers for the year ended December 31, 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Jay Higham	20,702	$162,718
Timothy P. Sheehan	2,036	$15,901
Daniel P. Doman	8,382	$65,883
Andrew Mintz	5,935	$46,649
Scott Soifer	1,687	$60,420

(1)	Reflects shares of restricted stock that vested during the year ended December 31, 2011.

(2)	The value realized on vesting is based on the last reported sale price for our Common Stock of $7.86 on December 30, 2011, as reported by the NASDAQ Global Market.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2011, equity compensation plan information under which equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity Compensation Plans approved by security holders	119,942	$7.55	851,443
Equity Compensation Plans not approved by security holders	—	—	—
Total	119,942	$7.55	851,443

Pension Benefits

The Company does not have any pension plans.

Proposal 2

RATIFICATION OF OUR APPOINTMENT OF OUR INDEPENDENT AUDITORS
(Item 2 on your proxy card)

Our Audit Committee has selected EisnerAmper LLP to serve as our independent auditors for 2012. Although it is not required to do so, our Board of Directors wishes to submit the selection of EisnerAmper LLP for ratification by our stockholders at the Annual Meeting. Even if this selection is ratified by our stockholders at the Annual Meeting, our Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. If our stockholders do not ratify the selection of EisnerAmper LLP, our Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain EisnerAmper LLP or appoint another independent auditor. Representatives of EisnerAmper LLP are expected to be present at the Annual Meeting to respond to appropriate questions and, if they desire to do so, to make a statement.

On August 16, 2010, the Audit Committee of the Company’s Board of Directors engaged  EisnerAmper LLP to serve as the Company’s new independent registered public accounting firm, after it was notified on August 16, 2010 that Amper, Pulitzer and Mattia, LLP  (“Amper”), an independent registered public accounting firm, would not be able to stand for re-appointment because it combined its practice on that date with that of Eisner LLP (“Eisner”) to form EisnerAmper LLP, an independent registered public accounting firm.  The Company previously filed a Form 8-K on August 19, 2010, acknowledging this change.

During the Company’s fiscal year ended December 31, 2010 and through the date we engaged EisnerAmper LLP, the Company did not consult with Eisner or EisnerAmper LLP regarding any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K promulgated by the Commission.

The audit report of Amper on the consolidated financial statements of the Company as of and for the year ended December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2009 and through the date of the Audit Committee’s engagement of EisnerAmper LLP, there were (i) no disagreements between the Company and Amper on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Amper would have caused Amper to make reference to the subject matter of the disagreement in their report on the Company’s financial statements for such periods and (ii) no reportable events within the meaning set forth in item 304(a)(1)(v) of Regulation S-K promulgated by the Commission.

Pre-Approval Policy

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee Charter, as amended in 2010, all audit and audit-related work and all non-audit work performed by the independent accountants, must be submitted to the Audit Committee for specific approval in advance by the Audit Committee, including the proposed fees for such work.  The Audit Committee has not delegated any of its responsibilities to management.

One hundred percent of the services described below for 2011 and 2010 were pre-approved by the Audit Committee and/or the Audit Committee Chairman before such services were rendered by EisnerAmper or Amper, as applicable, for the fiscal years ended December 31, 2011 and December 31, 2010.

Audit Fees

Audit fees billed or expected to be billed to the Company by EisnerAmper for the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and consultation on accounting topics for the year ended December 31, 2011 totaled $260,000.  In 2010, the Company paid similar audit related fees of $240,000, $190,000 of which were paid to EisnerAmper and $50,000 of which was paid to Amper.

Audit-Related Fees

The aggregate fees billed by EisnerAmper for audit-related services for the year ended December 31, 2011 were $2,000 and primarily related to a Registration Statement on Form S8 that became effective in November 2011.  The aggregate fees billed by Amper for audit related services for the year ended December 31, 2010 were $65,100 and primarily related to our 401(k) plan and a Registration Statement on Form S-1 that became effective in February 2010.

Tax Fees

For the year ended December 31, 2011, the Company will pay EisnerAmper a total of approximately $92,000 related to tax services and for the year ended December 31, 2010, the Company paid $185,000 related to tax services ($124,000 of which was paid to Amper and $61,000 of which was paid to EisnerAmper).

All Other Fees

There were approximately $7,200 of other fees for the year ended December 31, 2011 and $3,000 of other fees for the years ended December 3, 2010.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for 2012.

Proposal 3

ADVISORY APPROVAL OF THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS
(Item 3 on your proxy card)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act, our stockholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers.  This proposal, commonly known as the “say-on-pay” proposal, is advisory only and will not be binding upon the Board of Directors.  However, the Company values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate.

As discussed under “Compensation Discussion and Analysis” beginning on page 10, in the course of establishing the fiscal 2011 compensation, the Company sought to design a program to support a performance oriented environment and to motivate and reward the annual and long-term achievements of corporate and divisional objectives.  We believe that the executive compensation of our named executive officers for 2011 was fair and appropriate given the Company’s performance and is aligned with our strategic goals and plans for growth in future years.

Over 97% of the votes cast at our 2011 annual meeting of stockholders voted in favor of our compensation policies for our named executive officers. As a result, the Compensation Committee made no material changes to our executive compensation program.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote “FOR” the advisory resolution set forth below approving the Company’s executive compensation.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the Executive Compensation Tables and the related narrative disclosures).”

Our current policy is to hold an advisory vote to approve the compensation of our named executive officers annually. Under this policy, the next advisory vote will occur at the annual meeting of stockholders to be held in 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Such executive officers, directors, and greater than 10% beneficial owners are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

To the Company’s knowledge, based solely on the Company's review of copies of such reports furnished to the Company and written representations from certain reporting persons that no other reports were required, all of the Company's executive officers and directors, and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the year ended December 31, 2011.

COMPENSATION COMMITTEE REPORT1

The Compensation Committee, under a delegation of authority from the Board of Directors, reviews and makes decisions with respect to salaries, wages, bonuses, equity awards and other benefits and incentives for executive officers of the Company. The Compensation Committee also administers all compensation programs for executive management of the Company. The Compensation Committee held four regular meetings in 2011.

The Compensation Committee has a charter, a copy of which is available to stockholders at the Company’s website http://www.integramed.com under the heading “Investors – Board Committees.”

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and those discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Elizabeth E. Tallett (Chairperson)
Wayne R. Moon
Lawrence J. Stuesser
Yvonne S. Thornton, M.D.

1 The material in this report is not soliciting material, is not deemed filed with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates the report by reference in any such document, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.  The Company has specifically incorporated this report by reference in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  As such, this report will be deemed furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act as a result of furnishing the disclosure in this manner.

AUDIT COMMITTEE REPORT2

The Audit Committee has oversight for the Company’s financial reporting on behalf of the Board of Directors. The Audit Committee, composed of four independent directors (as defined by Section (a)(2) of Nasdaq Listing Rule 5605) held four regular and four telephonic meetings in 2011, and operates under an amended and restated charter approved by the Board of Directors in December 2010.  One member of the Audit Committee, Mr. Stuesser, is an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K promulgated by the Commission.

 Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and the Company’s compliance with legal and regulatory requirements. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K.

The Audit Committee has discussed with the Company’s independent auditors, EisnerAmper LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from EisnerAmper LLP required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence and has discussed with EisnerAmper LLP its independence.

The Audit Committee has also considered whether any services provided by EisnerAmper LLP not related to the audit of the financial statements referred to above and the reviews of the interim financial statements included in the Company’s Form 10-Qs for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 were compatible with maintaining the independence of EisnerAmper LLP.

Based on the reviews and discussions referred to above, the Audit Committee, in accordance with its charter, recommended to the Company’s Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Commission. The Audit Committee has appointed EisnerAmper LLP for the Company’s 2012 fiscal year audit.

Lawrence J. Stuesser (Chairperson)
Wayne R. Moon
Elizabeth E. Tallett
Yvonne S. Thornton, M.D.

2 The material in this report is not soliciting material, is not deemed filed with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates the report by reference in any such document, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

RELATED PARTY TRANSACTIONS

We are not currently a party to any related party transaction and no related party transactions are currently proposed. We do not have written policies and procedures for the review, approval or ratification of related party transactions. However, any related party transaction is reviewed and discussed by our Board of Directors or an appropriate committee of our Board of Directors with responsibility for the subject matter.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Under the Commission’s proxy rules, stockholder proposals that meet certain conditions may be included in the Company’s proxy statement and form of proxy for a particular annual meeting.  Stockholders that intend to present a proposal at the Company’s 2013 annual meeting of stockholders must give notice of the proposal to the Company no later than December 27, 2012 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.  Stockholders that intend to present a proposal at the 2013 annual meeting of stockholders that will not be included in the proxy statement and form of proxy must give notice of the proposal to the Company no earlier than February 5, 2013 and no later than March 7, 2013.  Receipt by the Company of any such proposal from a qualified stockholder in a timely manner will not guarantee its inclusion in the Company’s proxy materials or its presentation at the 2013 annual meeting of stockholders because there are other requirements in the proxy rules.

Pursuant to Rule 14a-4 under the Exchange Act, the Company intends to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in the Company’s proxy statement for our 2013 annual meeting of stockholders, except in circumstances where (i) the Company receives notice of the proposed matter no earlier than February 7, 2013 and no later than March 5, 2013, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

GENERAL

The management of the Company does not know of any matters other than those stated in this Proxy Statement, which are to be presented for action at the 2012 Annual Meeting.  If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies.  Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will bear the costs related to preparing, printing, assembling and mailing the proxy card, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation, which are expected to be approximately $5,000.   It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company.  In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation.  The Company does not expect to pay any compensation for the solicitation of proxies.

The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2011 (as filed with the Commission), including the financial statements thereto. All such requests should be directed to Mr. Timothy P. Sheehan, Senior Vice President and  Chief Financial Officer of IntegraMed America, Inc., Two Manhattanville Road, Purchase, New York 10577. You may also obtain certain other of the Company’s Commission filings through the Internet at http://www.sec.gov or under “Investors – SEC Filings” at http://www.integramed.com, the Company’s website.

Claude E. White
Vice President, General Counsel & Secretary

Dated:                             April 26, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRAMED AMERICA, INC.

June 5, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at: http://www.integramed.com/proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20630300000000000000 0 060512

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Jay Higham
- ○ Gerardo Canet
- ○ Michael C. Howe
- ○ Lawrence J. Stuesser
- ○ Elizabeth E. Tallett
- ○ Yvonne S. Thornton, M.D.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, proxies are authorized to vote upon such business as may properly come before the meeting.

The shares of Common Stock represented by this proxy will be voted as directed. **If no contrary instruction is given, the shares of Common Stock will be voted FOR the election of the nominees, FOR the ratification of the appointment of auditors and FOR the advisory approval of the compensation of the Company's named executive officers.**

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRAMED AMERICA, INC.

June 5, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at: http://www.integramed.com/proxy

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20630300000000000000 0 060512

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Jay Higham
- ○ Gerardo Canet
- ○ Michael C. Howe
- ○ Lawrence J. Stuesser
- ○ Elizabeth E. Tallett
- ○ Yvonne S. Thornton, M.D.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, proxies are authorized to vote upon such business as may properly come before the meeting.

The shares of Common Stock represented by this proxy will be voted as directed. **If no contrary instruction is given, the shares of Common Stock will be voted FOR the election of the nominees, FOR the ratification of the appointment of auditors and FOR the advisory approval of the compensation of the Company's named executive officers.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY

INTEGRAMED AMERICA, INC.

Annual Meeting of Stockholders

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jay Higham or Claude E. White as proxy, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders to be held at the Company's Headquarters, Two Manhattanville Road, 3rd Floor, Purchase, New York 10577 on June 5, 2012 at 10:00 a.m. and at any adjournments or postponements thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated on the reverse:

(Continued and to be signed on the reverse side)

14475